Exhibit 4.29

Equity Interest Transfer Agreement

This Agreement is entered into by the following three Parties in Chengdu on June 30, 2022.

Transferor: Yang Yuanfen (hereinafter referred to as “Party A”)

ID Card No.: 510107197408210928

Transferee: Puyi Enterprises Management Consulting Co., Ltd. (hereinafter referred to as “Party B”)

Unified Social Credit Code: 91510100MA68EQ4T56

Target Company: Chengdu Puyi Bohui Information Technology Co., Ltd. (hereinafter referred to as “Party C”)

Unified Social Credit Code: 91510100594666757E

Whereas:

Party C is a limited liability company duly established and in good standing under PRC laws with a registered and paid-in capital of RMB60,000,000, of which RMB576,000 was paid in by Party A accounting for 0.96% of equity interest in Party C. As of the date hereof, both of Party C’s shareholders are duly vested with the equity interests derived from their capital contributions.

By virtue of relevant laws and regulations, in the principles of mutual benefit and good faith and upon amiable consultations, the three Parties to this Agreement have agreed as follows:

1. Equity Interest Transfer and Transfer Price

Party A intends to transfer to Party B its 0.96% equity interest in Party C and Party B agrees to purchase said equity interest. Party A and Party B have reached consensus on a transfer price for said equity interest of RMB1,565,590.99, to be paid in a lump sum by Party B to Party A within thirty (30) days after the Closing.

2. Closing

2.1 The Closing under this Agreement shall be subject to conditions as follows:

2.1.1 As per the laws, regulations, administrative rules and the three Parties’ respective articles of associations, the three Parties have taken corporate actions approving the equity interest transfer contemplated hereunder;

2.1.2 In order to obtain approval from government authorities on the change of shareholder in Party C (if any), the three Parties have agreed to render all-out support in providing relevant materials and information;

2.1.3 All the representations and warranties made by the three Parties hereunder are true, complete, accurate and absent from material misstatement or concealment and shall remain effective as of the Closing;

2.1.4 The three Parties have duly performed their respective obligations required to be performed before the Closing as per the terms and conditions hereunder.

2.2 Upon the Closing or from another date specified by the three Parties in writing, all the rights enjoyed and obligations assumed by Party A in respect of such equity interest shall be assigned to Party B along with the equity interest, to be enjoyed and assumed by Party B as per the articles of association of Party C.

3. Representations, Warranties and Covenants of the Three Parties

3.1 Representations, Warranties and Covenants of Party A

Party A affirms that the following representations and warranties of Party A are true, complete, accurate and effective:

3.1.1 Party A is a registered shareholder of a limited liability company duly established and in good standing under PRC laws, legitimately owns the equity interest in Party C intended to be transferred and is the sole title holder of such equity interest;

3.1.2 Except for those in favor of Party B, Party A has not created on such equity interest any collateralization, pledge, guarantee, custodianship or encumbrance for its own or any third party’s interest, nor any other obstacle that may result in third party’s recourse or claim against such equity interest;

3.1.3 Upon effective date hereof, except for this Agreement, there is not any binding agreement, decision or third-party right to sell, transfer, assign, pledge or dispose by other means such equity interest owned by Party A;

3.1.4 As to the execution and performance of this Agreement, Party A has duly obtained all external and internal authorizations required to execute and perform this Agreement and has adequate authority and capacity to execute this Agreement and perform all of the obligations hereunder;

3.1.5 Party A has obtained Party C’s resolution of shareholders approving transfer by Party A of such equity interest;

3.1.6 Upon execution, this Agreement shall be of full binding effect on Party A; the execution or performance of obligations, terms and conditions under this Agreement will not result in Party A’s breach of any compulsory provisions of any law, regulation, administrative rule, administrative decision or effective judgment, nor of any provisions under Party C’s articles of association or board resolutions;

3.1.7 Party A covenants to cooperate proactively in completing formalities for change of equity interest in Party C.

3.2 Representations, Warranties and Covenants of Party B

Party B affirms that the following representations and warranties of Party B are true, complete, accurate and effective:

3.2.1 As to the execution and performance of this Agreement, Party B has obtained all approvals and permits required and has adequate authority and capacity to execute this Agreement and perform all of the obligations hereunder;

3.2.2 Upon execution, this Agreement shall be of full binding effect on Party B; the execution or performance of obligations under this Agreement will not result in Party B’s breach of any compulsory provisions of any law, regulation, administrative rule, administrative decision or effective judgment, nor of any terms, conditions or covenants under its agreement with any third party, and will not result in any conflicts of interest;

3.2.3 Party B has prepared sufficient funds and has made adequate financial arrangement for its performance of the obligations hereunder, and such funds and arrangement are sufficient for the performance of its payment obligations hereunder as per the terms and conditions hereof;

3.2.4 Party B acknowledges Party C’s contracts and articles of association and covenants to perform the obligations and liabilities thereunder.

3.3 Representations, Warranties and Covenants of Party C

Party C affirms that the following representations and warranties of Party C are true, complete, accurate and effective:

3.3.1 As to the execution and performance of this Agreement, Party C has notified and obtained consent from its shareholder(s) other than Party A; Party C has obtained all approvals and permits required and has adequate authority and capacity to execute this Agreement and perform all of the obligations hereunder;

3.3.2 Upon execution, this Agreement shall be of full binding effect on Party C; the execution or performance of obligations under this Agreement will not result in Party C’s breach of any compulsory provisions of any law, regulation, administrative rule, administrative decision or effective judgment, nor of any terms, conditions or covenants under its agreement with any third party, and will not result in any conflicts of interest;

3.3.3 Party C has prepared sufficient funds and has made adequate financial arrangement for its performance of the obligations hereunder, and such funds and arrangement are sufficient for the performance of its payment obligations hereunder as per the terms and conditions hereof;

3.3.4 Party C acknowledges the Company’s contracts and articles of association and covenants to perform the obligations and liabilities thereunder.

4. Confidentiality

4.1 All the three Parties agree to keep in confidentiality of all commercial, technical and financial information in connection with the negotiation, execution and performance of this Agreement and other relevant documents, materials, information, data and so forth while not to disclose such information to any third party or use the information for any other purpose.

4.2 Clause 4.1 of this Agreement shall not apply to the following information:

4.2.1 Information in public domain or accessible by other public means as per this Agreement;

4.2.2 Information obtained by a Party without breaching its confidentiality obligation; or

4.2.3 Information required by applicable laws to be disclosed by a Party.

4.3 The term of the confidentiality obligations under this Agreement shall be three (3) years from the date the relevant personnel knows, grasps, understands or is in contact with the confidential information.

5. Costs and Taxations

5.1 The taxes incurred in the course of this equity interest transfer shall be borne by the three Parties respectively as provided by law.

5.2 All other charges incurred in the course of this equity interest transfer (including but not limited to the fees charged for change in AIC registration) shall be borne by Party C.

6. Breach of Contract Liabilities

6.1 Any of the following circumstances on the part of any Party to this Agreement shall constitute breach of contract:

6.1.1 Failure to perform any obligation hereunder;

6.1.2 Breach of any representation, warranty or covenant hereunder; or

6.1.3 Any untrue or misleading representation or warranty hereunder (whether or not in good faith).

6.2 In the event of any breach mentioned above, the non-defaulting Party has the right to require the defaulting Party to amend such breach within thirty (30) days after the occurrence of or the non-defaulting Party’s knowledge of such breach; should the defaulting Party fail to amend such breach within the specified time period, the non-defaulting Party has the right to terminate this Agreement and claim damages and breach of contract liabilities against the defaulting Party.

7. Force Majeure

7.1 Where a force majeure event renders certain Party/Parties unable to perform its/their obligations as per the terms and conditions hereof, such Party/Parties may be exempted from breach of contract liabilities by law or this Agreement to the extent of the effect of such force majeure event.

7.2 The Party/Parties alleging force majeure event prevents its/their performance(s) of the obligations hereunder must perform the following obligations before invoking 7.1 hereof for exemption from breach of contract liabilities:

7.2.1 Actively taking all necessary measures to reduce or eliminate effect of the force majeure event so as to reduce losses caused thereby, otherwise there would be no exemption of liabilities for the part of enlarged losses;

7.2.2 Notifying the other Party/Parties promptly, in no event later than fifteen (15) days after occurrence of such force majeure event;

7.2.3 Endeavoring to resume performance of the obligations affected by the force majeure event ASAP; and

7.2.4 Providing adequate evidence proving occurrence and duration of the force majeure event.

7.3 Performance in the case of a force majeure event:

7.3.1 Where any Party/Parties is/are prevented by a force majeure event from performing its/their obligations hereunder in whole or in part, the other Party/Parties hereto shall continue performance of this Agreement in all other respects;

7.3.2 Should the force majeure event last for over ninety (90) days, the Parties hereto may consult with each other amiably on how to continue performance hereof or seek for other equitable solutions, and use all reasonable efforts to reduce the effect of such force majeure event to the minimum.

8. Governing Law

The execution, effect, construction, performance and dispute resolution of this Agreement shall be governed by relevant PRC laws.

9. Dispute Resolution

9.1 All disputes arising out of or in connection with this Agreement shall be resolved by the three Parties through amiable consultations;

9.2 Should the three Parties hereto fail to resolve the aforesaid disputes amiably within sixty (60) days after occurrence of the dispute, any of the Parties may bring a lawsuit before a People’s Court with jurisdiction in the place where this Agreement is executed.

10. Miscellaneous

10.1 This Agreement shall constitute the entire representations and agreements among the three Parties and supersede all prior oral or written representations, warranties, understandings and agreements in respect of the subject matter of this Agreement. Party A’s rights and obligations under the Exclusive Option Agreement and the Equity Interest Pledge Agreement shall cease to be effective and the effect of the Spouse Consent Letter on the part of Party A shall cease forthwith.

10.2 All the provisions of this Agreement shall be separate and severable from each other; where any provision is found as illegal, ineffective or unenforceable by governments, government agencies or judicial authorities, the effect of other provisions hereof shall not be affected thereby.

10.3 The three Parties hereto agree that, after execution of this Agreement, further consultations may be carried out on any matter not provided for hereunder and written supplementary agreement may be entered into. Such supplementary agreement shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

10.4 This Agreement shall take effect upon being signed and sealed by the three Parties.

10.5 This Agreement is made in Chinese with four originals; each of the three Parties is to hold one and the fourth shall be used for approval or filing purpose. All the originals shall have the same legal effect.

Transferor (Party A): Yang Yuanfen

Signature: /s/ Yang Yuanfen

Transferee (Party B): Puyi Enterprises Management Consulting Co., Ltd. (Company seal affixed)

Legal Representative Signature/Seal: Yu Haifeng (Seal affixed)

Target Company (Party C): Chengdu Puyi Bohui Information Technology Co., Ltd. (Company seal affixed)

Legal Representative Signature/Seal: Yu Haifeng (Seal affixed)

Place of Execution: Chengdu, Sichuan Province

Date: June 30, 2022